Exhibit 10.21

SECOND Amendment to Employment Agreement

This Second Amendment to Employment Agreement (“Amendment”) between Randall S. Eslick (“Executive”) and Bank of Commerce Holdings and Merchants Bank of Commerce, f/k/a Redding Bank of Commerce (together, “Employer”), is made and entered into effective March 6, 2020, and modifies the Amended and Restated Employment Agreement between Executive and Employer, entered into as of February 21, 2017 (the “Agreement”), as amended on May 3, 2018.

Executive and Employer agree that the Agreement, as amended, is modified as follows:

1.     The first paragraph of Section 2 is hereby deleted in its entirety and replaced by the following:

“Employer hereby employs Executive and Executive hereby accepts employment with Employer for the period of three (3) years (the “Term”) commencing March 6, 2020 (the “Effective Date”) with such Term being subject to prior termination as herein provided; provided, that, on such third anniversary of the Effective Date (such date, a “Renewal Date”), unless otherwise agreed between the parties, the Agreement and the Term shall be deemed to be automatically extended, upon the same terms and conditions, for a period of one (1) year.”

2.     Section 6(d) is hereby deleted in its entirety and replaced by the following:

“A determination by Employer’s Board, in its sole and absolute discretion, to terminate the employment of Executive for any reason or for no reason.”

3.     The first paragraph of Section 7 is hereby deleted in its entirety and replaced by the following:

“In the event there is (i) a Change in Control, as defined below, or (ii) any party announces or is required by law to announce a prospective Change in Control, and the Executive’s employment hereunder is terminated by the Executive for Good Reason or by the Employer without Cause (other than on account of the Executive’s death or disability) within twelve (12) months following the later of (a) the announcement or the date of required announcement of the prospective Change in Control or (b) the Change in Control, the Executive shall be entitled to be paid, in a single lump sum, severance equal to two and ninety-nine hundredth times (2.99x) the Executive’s then Total Compensation Package as of the date of the Executive’s termination. Executive acknowledges and agrees that such payment is in lieu of all damages, payments and liabilities on account of the early termination of this Agreement (including, without limitation, Severance under Section 6 of this Agreement) and is the sole and exclusive remedy for Executive (other than rights, if any, to exercise any of the stock options vested prior to such termination), and shall only be paid, within 60 days after his separation from service with Employer, subject to Executive’s execution and delivery to Employer, within such 60-day period, of a complete release of all claims Executive may have against the Employer, its officers, directors, agents, employees, predecessors, successors, parents, subsidiaries, and affiliates. If the 60-day period referred to in the immediately preceding sentence begins in one calendar year and ends in the following calendar year, then the payment shall be made in the latter calendar year. If upon termination of employment Executive chooses to arbitrate any claims pursuant to Section 18, Executive shall be deemed to have waived Executive’s right, if any, to severance under this Section 7.”

Exhibit 10.21

4.     Except as modified by this Amendment, all other terms of the Agreement will remain in full force and effect.

The parties have executed this Amendment as of the dates specified below.

EXECUTIVE /s/ Randall S. Eslick Randall S. Eslick Date: March 6, 2020	EMPLOYER By: /s/ Lyle L. Tullis Name: Lyle L. Tullis Title: Chairman of the Board Date: March 6, 2020